Exhibit 10.3

ADVANCED ENERGY INDUSTRIES, INC.
2003 STOCK OPTION PLAN
STANDARD STOCK OPTION AGREEMENT

     The Optionee described in the accompanying Notice of Option Grant has been awarded an option to purchase common stock of Advanced Energy Industries, Inc. (“Option”), the terms of which are contained in:

•	this Standard Stock Option Agreement (“Agreement”);

•	the Notice of Option Grant (the “Notice”); and

•	the Advanced Energy Industries, Inc. 2003 Stock Option Plan (the “Plan”).

     This Agreement is entered into by and between the Optionee and Advanced Energy Industries, Inc. (“AEI”), as of the Grant Date specified in the Notice.

     1. Defined Terms. Specified in the Notice are the Optionee, the Grant Date (which is the effective date of this Option), the number of Shares subject to this Agreement, the Exercise Price per Share and the latest Expiration Date. Other terms used but not defined in this Agreement have the meanings given to them in the Plan.

     2. Exercisability. Subject to the limitations herein, this Option is exercisable in installments according to the vesting schedule set forth in the Notice. An installment shall not become exercisable on the otherwise applicable vesting date for that installment if the Optionee’s Date of Termination (see Section 4 below) occurs on or before that date. This Option may be exercised on or after the Date of Termination (if at all) only as to that portion of the Shares as to which it was exercisable immediately before the Date of Termination. Further vesting of this Option shall be suspended on and after the 91st day of the Optionee’s approved leave of absence (unless such suspension is prohibited by law) and will resume (without credit for the suspension period) if and when the leave of absence terminates before the Optionee’s Date of Termination.

     3. Termination. This Option shall terminate, and cease to be exercisable, on the close of business of the last business day that occurs on or before the earliest to occur of:

(i)	the date the Optionee voluntarily terminates Service before retirement (as described in (vi) below), is terminated for Cause, or terminates for any other reason not described below in this section;

(ii)	the 91st day of a leave of absence, or such later date that the Optionee’s right to reemployment is no longer guaranteed by law or by agreement with the Company;

(iii)	if the Optionee is terminated by the Company involuntarily, 180 days after the Date of Termination;

(iv)	if the Optionee terminates Service by reason of disability as defined in Plan Section 9(c), the period of twenty-four (24) months after the Date of Termination;

(v)	if the Optionee terminates Service by reason of the Optionee’s death, the period of twelve (12) months after the date of death;

(vi)	if the Optionee retires by terminating after having attained age 60 and having earned 5 or more years of continuous Service, the 3-year anniversary of the Date of Termination; and

(vii)	the expiration date listed in the Notice (or, if earlier, the 10-year anniversary of the Grant Date).

     This Option may terminate earlier than the date described above in this section in connection with a Change in Control as provided under Section 10 of the Plan.

     4. Date of Termination. An Optionee’s “Date of Termination” is the first day after the Grant Date on which the Optionee is no longer in the Service of the Company, regardless of the reason for such termination. For purposes of this definition, the Optionee’s Service shall not be considered terminated while the Optionee is on a leave of absence from the Company until the leave exceeds 90 days or such later date as the Optionee’s right to employment is no longer guaranteed by statute or contract. If, as a result of a sale or other transaction, (i) the Optionee’s employer ceases to be an entity within the Company and (ii) the Optionee is not, at the end of the 30-day period following the transaction, employed by the Company, then the occurrence of such transaction shall be treated as the Optionee’s Date of Termination caused by the Optionee being discharged by the Company involuntarily.

     5. Method of Exercise. Subject to its terms, this Option may be exercised in whole or in part by filing a written notice with AEI’s stock plan administrator at its corporate headquarters before this Option terminates. Such notice shall specify the number of Shares which the Optionee elects to purchase and will include payment of the Exercise Price for such Shares. Payment shall be by cash or personal check payable to Advanced Energy Industries, Inc. In addition to any other method approved by the Administrator, this Option may be exercised by (i) delivery (or attestation, if acceptable to the Administrator) of Shares owned by the Optionee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required and (ii) authorizing a third party to sell the Shares (or a sufficient portion of the Shares) acquired upon exercise of this Option and remitting to AEI a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from exercise. This Option is not exercisable if and to the extent AEI determines that exercise would violate applicable securities laws or the rules and regulations of any securities exchange on which AEI stock is traded. If AEI makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, AEI may rely on the opinion of its counsel.

Special Rule for Residents of China. A resident of China must pay the Exercise Price through the immediate sale of Shares acquired upon Option exercise and remitting to the Company a sufficient portion of the proceeds to pay the aggregate Exercise Price and tax withholding.

     6. Withholding. Performance under this Agreement is subject to withholding of all applicable taxes. Subject to such rules that the Administrator may establish from time to time, Optionee may elect to satisfy any withholding obligations by surrendering Shares that the Optionee already owns, or to which the Optionee is otherwise entitled under the Plan. If this Option is exercised while the Optionee is resident outside the United States, AEI may require settlement of all applicable tax withholding through the immediate sale of a sufficient number of Shares that would otherwise be acquired upon Option exercise.

     7. Transferability. Except as provided in Plan Section 6(c), this Option is not transferable.

     8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, AEI and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Optionee under this Agreement have not been exercised at the time of the Optionee’s death, such rights shall be exercisable in accordance with Section 9(e) of the Plan.

     9. Administration. The Administrator shall control the operation and administration of this Option, and the Administrator shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding on all persons.

     10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Optionee from AEI’s stock plan administrator; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan.

     11. Not An Employment Contract. This Option does not confer on the Optionee any right with respect to continuance of employment or other service with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of such Optionee’s employment or other service at any time.

     12. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Optionee, at the Optionee’s address indicated by AEI’s records, or if to AEI, to AEI’s stock plan administrator at its principal executive office.

     13. Fractional Shares. No exercise shall be allowed with respect to a fraction of a Share. Should only a fraction of one Share remain vested but unexercised when the last exercise under this Option is made, AEI shall pay to the Optionee an amount equal to the Fair Market Value of such fractional Share.

     14. No Rights As Stockholder. The Optionee shall have no rights of a stockholder with respect to the Shares subject to this Option, until a stock certificate has been duly issued following exercise of this Option as provided herein.

     15. Amendment. This Agreement may be amended by written agreement of the Optionee and the Administrator, without the consent of any other person.

     16. Acknowledgements. Optionee acknowledges receipt of and understands and agrees to the terms of this Option. Optionee also understands and agrees to the following:

(a)	As of the Grant Date, this Agreement, the Notice and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of Shares and supersedes all prior oral and written agreements pertaining to this Option.

(b)	In order to perform its duties under the Plan, the Company may process sensitive personal data about Optionee that is not limited to the information provided above, any changes thereto and other appropriate personal and financial data about Optionee. Optionee hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. Optionee also hereby gives explicit consent to the Company to transfer any such personal data and/or sensitive personal data outside the country in which Optionee is employed, and to the United States. The legal persons for whom such personal data are intended are Advanced Energy Industries, Inc. and [INSERT BROKER NAME]. Optionee has been informed of his or her right of access and correction to his or her personal data by applying to [INSERT NAME OF LOCAL ADMINISTRATOR].

(c)	Optionee understands that AEI has reserved the right to amend or terminate the Plan at any time, and that the grant of an option under the Plan at one time does not in any way obligate AEI to grant additional options at any future time in any amount. Optionee acknowledges and understands that the grant of this Option and any future options granted under the Plan is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

     17. Immediate Sale of Shares for Residents of China. Upon the exercise of this Option, an Optionee who is a resident of China shall authorize and direct the broker to immediately sell any and all Shares that otherwise would have been delivered, net of applicable taxes and exercise consideration due AEI. This Agreement shall serve as such Optionee’s express authorization to sell immediately any and all Shares acquired upon the exercise of this Option. As soon as reasonably practical, Optionee shall be entitled to payment of the proceeds resulting from such disposition, net of the applicable tax withholding and exercise consideration due to the Company.

     By executing this Agreement, Optionee agrees to the foregoing and acknowledges having received a copy of the separate Plan and Notice, both of which contain important terms.

OPTIONEE	ADVANCED ENERGY INDUSTRIES, INC.

By: _________________________________
Print Name: ________________________	Title: Chief Financial Officer, Executive Vice President of Finance & Administration